Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Overstock.com, Inc.:

We consent to the use of our reports dated March 12, 2015, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

We also consent to the use of our report dated June 10, 2014, with respect to the statements of net assets available for benefits of the Overstock.com, Inc. 401(k) Plan as of December 31, 2013 and 2012, and the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah
April 1, 2015